Exhibit 3.48

DELL TECHNOLOGIES CAPITAL, LLC

(A Delaware Limited Liability Company)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of January 29, 2020

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ARTICLE 8 BOOKS, RECORDS, ACCOUNTING AND TAX ELECTIONS		16

8.1	BANK ACCOUNTS	16
8.2	BOOKS AND RECORDS	16
8.3	ANNUAL ACCOUNTING PERIOD	16
8.4	REPORTS	17
8.5	PARTNERSHIP AUDIT RULES	17

ARTICLE 9 INDEMNIFICATION		19

9.1	INDEMNIFICATION	19
9.2	NON-EXCLUSIVE REMEDIES	19

ARTICLE 10 GENERAL		20

10.1	ENTIRE AGREEMENT; AMENDMENTS	20
10.2	WAIVER OF DEFAULT	20
10.3	NO THIRD-PARTY RIGHTS	20
10.4	SEVERABILITY	21
10.5	BINDING AGREEMENT	21
10.6	HEADINGS	21
10.7	ELECTRONIC SIGNATURE; COUNTERPARTS	21
10.8	GOVERNING LAW AND VENUE	21
10.9	USAGE	22
10.10	ASSURANCES	22
10.11	NOTIFICATIONS	22
10.12	WAIVER OF JURY TRIAL	22
10.13	POWER OF ATTORNEY	22

SCHEDULE A	MEMBERS

EXHIBIT A	ILLUSTRATIVE EXAMPLES OF DISTRIBUTIONS

APPENDIX I	CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX ELECTIONS

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DELL TECHNOLOGIES CAPITAL, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Dell Technologies Capital, LLC, a Delaware limited liability company (the “Company”), is entered into as of January 29, 2020, by and among Dell Inc. (the “Managing Member”) and any other Persons (as defined herein) who are admitted to the Company as members by the Managing Member on or after the date of this Agreement in accordance with the terms hereof (each, a “Non-Managing Member” and all such Persons (including the Managing Member) being referred to herein as the “Members”).

WHEREAS, on January 15, 2020, an authorized person executed a Certificate of Formation forming the Company as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq. (as amended from time to time, the “Act”), and filed such Certificate of Formation with the Secretary of State of the State of Delaware (as such certificate may be amended from time to time by additional filings with the Secretary of State of the State of Delaware, the “Certificate”);

WHEREAS, the Company has been formed for the purpose, among others, of making investments and distributing proceeds in respect of such investments to the Members;

WHEREAS, the Non-Managing Members will include, from time to time, investment professionals employed or engaged by Dell (as defined herein) who provide services to the Company in connection with its investment activities, and the Company and the Managing Member desire to grant such Non-Managing Members a Profits Interest (as defined herein) in the Company on the terms and conditions set forth in this Agreement and any other written agreement between the Company and/or the Managing Member, on the one hand, and any such Non-Managing Member, on the other hand;

WHEREAS, the limited liability company agreement of the Company was entered into on January 28, 2020 (the “Initial LLC Agreement”);

WHEREAS, pursuant to the filing of a Certificate of Amendment of the Certificate on the date hereof, the Managing Member has changed the name of the Company from Dell Ventures Holdings, LLC to Dell Technologies Capital, LLC; and

WHEREAS, the Managing Member desires to amend and restate in its entirety the Initial LLC Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following capitalized terms shall have the meanings specified in this Article 1 unless the context otherwise indicates. Other terms are defined in the text of this Agreement and shall have the meanings respectively ascribed to them.

“Act” has the meaning set forth in the recitals to this Agreement.

“Additional Units” has the meaning set forth in Section 3.4(c).

“Affiliate” means, with respect to a specified Person, (a) a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person, and (b) in the case of an individual, such Person’s spouse, parent, stepparent, grandparent, sibling or the direct descendent of any such specified Person and any corporation, trust, limited partnership, limited liability company or other legal entity formed and maintained primarily or solely for the benefit of such Person or such Person’s spouse, parent, stepparent, grandparent, sibling or direct descendant. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement of the Company, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Annual Profit-Share Pool” means, with respect to each Fiscal Year for which a Vintage Year Fund has been established or maintained, an amount equal to the Annual Profit-Share Pool Percentage of any Net Cash Returns realized from such Vintage Year Fund in such Fiscal Year.

“Annual Profit-Share Pool Percentage” means, with respect to each Fiscal Year for which a Vintage Year Fund has been established or maintained, the percentage determined by the Managing Member in its sole discretion.

“Award Agreement” has the meaning set forth in Section 10.1(a).

“Base Amount” means the amount described under clause (x) of the definition of Vintage Year Fund Principal Amount.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Austin, Texas are authorized or required by law to close.

“Capital Account” has the meaning set forth in Section 3.3.

“Capital Account Holdback Amount” has the meaning set forth in Section 4.1(c).

“Capital Contribution” means the total amount of cash contributed (or deemed contributed) to the capital of the Company by a Member (or the Member’s predecessor in interest).

“Certificate” has the meaning set forth in the recitals to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any succeeding law.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Expenses” means any and all out-of-pocket costs and expenses incurred by the Company or the Managing Member in connection with the organization, operation, administration and maintenance of the Company.

“Conditions of Transfer” has the meaning set forth in Section 6.1(a).

“Dell” means the Managing Member and its controlled Affiliates.

“Distribution Amount” has the meaning set forth in Section 3.5.

“Distribution Threshold” means, with respect to Additional Units issued with respect to a Vintage Year Fund, the aggregate amount in respect of all such Additional Units that must be deducted from the aggregate amounts otherwise payable to the holders of such Additional Units in respect of such Additional Units before such holders are entitled to receive any distributions pursuant to Article 4 in respect of such Additional Units. The Distribution Threshold for such Additional Units shall be determined by increasing the Vintage Year Fund Principal Amount by the excess, if any, of (x) the fair market value of all Eligible Investments of the Vintage Year Fund in which such Additional Units are issued at the time of issuance of such Additional Units over (y) the Base Amount. If there is no such excess, the Distribution Threshold shall equal the Vintage Year Fund Principal Amount.

“Eligible Investments” means all private company investments made by, or contributed to, the Company that the Company or a controlled Affiliate thereof negotiates, structures, manages, monitors or otherwise places, regardless of original investment date, original or subsequent sponsor, or extent of any business unit technical or commercial engagement therewith, and regardless of any past, present or future strategic relevance thereof to the Managing Member, other than Exception Investments.

“Exception Investments” has the meaning set forth in Section 3.7.

“fair market value” of any asset for which there is not a public market, as of any date of determination, means the amount that would be payable in cash in an arms’-length sale of such asset to an informed and willing purchaser of such asset.

“Fiscal Quarter” has the meaning set forth in Section 2.10.

“Fiscal Year” has the meaning set forth in Section 2.10.

“Fiscal Year 2020” means the Fiscal Year ending January 31, 2020.

“Former Service Provider Member” means a Non-Managing Member whose employment with or engagement by Dell to provide services to the Company is terminated for any reason, either by Dell or by the Non-Managing Member, including, without limitation, as a result of the death or disability of such Non-Managing Member. For the avoidance of doubt, the fact that a Non-Managing Member (or in the event of the death of such Non-Managing Member, the estate thereof) becomes a Former Service Provider Member will not itself change the status as a Member of such Non-Managing Member (or in the event of the death of such Non-Managing Member, the estate thereof). The Managing Member may not become a Former Service Provider Member.

“Imputed Underpayment” has the meaning set forth in Section 8.5(b).

“Interest” means, with respect to a Member, the entire ownership interest of such Member in the Company at any particular time, including (as applicable) the Member’s Units or other economic interest in the Company (including the Member’s Capital Account), any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms of this Agreement.

“Liquidation Event” means, with respect to any Eligible Investment, an event (including, but not limited to, a change of control of, or an initial public offering by, such Eligible Investment) that results in an exchange of cash or other consideration (and/or a right to receive cash or other consideration) for the securities of such Eligible Investment.

“Managing Member” has the meaning set forth in preamble to this Agreement.

“Members” has the meaning set forth in the preamble to this Agreement. The term “Member” will include the Managing Member to the extent applicable, as determined in the sole discretion of the Managing Member.

“Net Cash Returns” means, with respect to any Vintage Year Fund, an amount equal to (x) the aggregate amounts recognized by the Company as received in respect of Liquidation Events involving Eligible Investments made by such Vintage Year Fund minus (y) the Vintage Year Fund Principal Amount of such Vintage Year Fund. For the avoidance of doubt, unless otherwise determined by the Managing Member in its sole discretion, (a) amounts withheld in connection with any such Liquidation Event, such as holdbacks or escrows, shall not be considered for purposes of calculating Net Cash Returns until such amounts are actually received by the Company, and (b) Net Cash Returns shall not include or reflect the impact of any accounting adjustments such as mark-to-market write-ups or write-downs or impairment-related or other write-downs or write-offs.

“Non-Managing Members” has the meaning set forth in the preamble to this Agreement.

“Operating Expenses” means, with respect to any Vintage Year Fund, the sum of (x) all costs and expenses related to the establishment and administration of such Vintage Year Fund, and (y) all other Company Expenses allocated to such Vintage Year Fund, in each case as determined by the Managing Member in its sole discretion.

“Partnership Audit Provisions” has the meaning set forth in Section 8.5(b).

“Person” means a natural person, a general partnership, a limited partnership, a limited liability company, a trust, an estate, an association, a corporation or any other legal entity, in each case, whether domestic or foreign.

“Profits Interest” means an equity interest in the Company that is classified as a partnership profits interest within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service) or other applicable law or regulation.

“Property” means all properties and assets, whether tangible or intangible, that the Company may own or otherwise have an interest in from time to time, whether held in the name of the Company or in the name of a Member, agent or other nominee if such Member, agent or nominee is identified or holds itself out as a nominee for the Company.

“PTR” has the meaning set forth in Section 8.5(a).

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Repurchase Right” has the meaning set forth in Section 6.3.

“Separation Date” means, with respect to a Member, the date on which such Member becomes a Former Service Provider Member.

“Transfer” means (a) when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment or other transfer, and (b) when used as a verb, means voluntarily to sell, hypothecate, pledge, assign or otherwise transfer.

“Units” has the meaning set forth in Section 3.4(b). References herein to Units shall include Additional Units unless specifically indicated to the contrary.

“Vintage Year Fund” means, separately for each Fiscal Year beginning with Fiscal Year 2020, a notional fund treated as holding Eligible Investments consummated during such Fiscal Year, and from which may be generated Annual Profit-Share Pools from Net Cash Returns received in a given Fiscal Year with respect to such Vintage Year Fund.

“Vintage Year Fund Principal Amount” means, for each Vintage Year Fund, the sum of (x)(i) the aggregate dollar amount invested in Eligible Investments for such Vintage Year Fund during the Fiscal Year in which such Vintage Year Fund is established plus (ii) the aggregate dollar amounts invested during Fiscal Years after the year in which such Vintage Year Fund is established which the Managing Member determines in its sole discretion are related to, or associated with, such Eligible Investment plus (y) the Operating Expenses attributable to such Vintage Year Fund.

“Voting Securities” means, with respect to any legal entity, capital stock, partnership interests, limited liability company interests or other ownership interests entitled generally to vote on the election of directors, managers or other voting members of the governing body of such legal entity.

ARTICLE 2

GENERAL PROVISIONS

2.1 ORGANIZATION. The Company was formed as a Delaware limited liability company pursuant to the provisions of the Act when the Certificate was executed and filed by Robert L. Potts with the Secretary of State of the State of Delaware on January 15, 2020. It is hereby confirmed that Robert L. Potts is an “authorized person” for such purpose within the meaning of the Act. Each of the Members hereby agrees to execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of Property and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own Property or conduct business.

2.2 NAME. The name of the Company is Dell Technologies Capital, LLC. The Company may do business under that name and under such other name or names as the Managing Member determines. If the Company does business under a name other than that set forth in its Certificate, the Company shall file a trade name certificate or other applicable document as required by law.

2.3 PURPOSE. The Company is organized for the purpose of acquiring, holding, managing and disposing of direct or indirect equity interests or debt securities or other debt interests, or otherwise making direct or indirect investments, in private entities, and to engage in any lawful activities in furtherance of the foregoing purpose as may be necessary, desirable or incidental thereto.

2.4 TERM. The Company began upon the filing of the Certificate and shall terminate pursuant to Section 7.1.

2.5 PRINCIPAL OFFICE. The principal office of the Company shall be located at One Dell Way, Round Rock, TX 78682, or any other place as determined by the Managing Member.

2.6 REGISTERED OFFICE; REGISTERED AGENT. The registered office and registered agent of the Company shall be the initial registered office and the initial registered agent named in the Certificate or such other office or agent as the Managing Member may designate from time to time in the manner provided by law.

2.7 MEMBERS.

(a) Except as set forth herein, the Non-Managing Members shall have no authority over the management of the Company, and shall not have any voting, management or other similar rights under this Agreement, except as required by any non-waivable provisions of the Act.

(b) The name, permanent physical address and mailing address (if different), taxpayer identification number or social security number, of each Member and the Units allocated to each Member are set forth on Schedule A. Schedule A shall be amended from time to time with the consent of the Managing Member to the extent necessary to reflect accurately the admission of new Members in accordance with this Agreement, a change in one or more Members’ Units in accordance with this Agreement, or other events making an amendment necessary or appropriate.

(c) In connection with execution of this Agreement and with each issuance of Units thereafter, each Non-Managing Member shall complete and file an election with the Internal Revenue Service under Section 83(b) of the Code, within the period required by such Section 83(b) of the Code, with respect to each issuance of Units to such Non-Managing Member.

2.8 ADDITIONAL MEMBERS. Additional Members of the Company may be admitted only upon the consent of the Managing Member and the execution and delivery of a counterpart signature page to this Agreement, or such other documentation as the Managing Member may require, making each such additional Member a party hereto. An additional Member will be issued a number of Units determined by the Managing Member.

2.9 TITLE TO AND USE OF COMPANY PROPERTY.

(a) Subject to distributions made pursuant to this Agreement, all real and personal Property shall be owned by the Company as an entity and, insofar as permitted by applicable law, no Member shall have any ownership interest in such Property in such Member’s individual name or right. If any Property of the Company is held in the name of a Member or other nominee, the Company may Transfer legal title to such Property to the Company’s name at any time.

(b) The Managing Member may direct that legal title to all or any portion of any Property be acquired or held in a name other than the Company’s name. Without limiting the foregoing, the Managing Member may cause legal title to be acquired and held in its name or in the names of trustees, nominees or straw parties for the Company. The manner of holding legal title to any Property (or any part thereof) is solely for the convenience of the Company, and all of such Property shall be treated as Property of the Company.

2.10 FISCAL YEAR; FISCAL QUARTERS. The Fiscal Year of the Company is the 52- or 53-week period ending on the Friday nearest January 31. The Company shall have the same Fiscal Year for income tax and for financing and partnership accounting purposes, unless a different taxable year is required under the Code. Each Fiscal Year shall be divided into four fiscal quarters (each, a “Fiscal Quarter”), ending on such dates as the Managing Member determines.

ARTICLE 3

CAPITAL AND UNITS

3.1 CAPITAL CONTRIBUTIONS GENERALLY. No Member shall be required to contribute capital to the Company. Although there is no requirement for a Member to contribute capital to the Company, a Member may contribute capital to the Company with the consent of the Managing Member, and if a Member contributes capital, no interest shall be paid on such Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to receive any return of any Capital Contribution. If a Member is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, Property or a combination thereof to such Member in return of such Capital Contribution.

3.2 EXPENSES. Any and all Company Expenses may, in the sole discretion of the Managing Member, be allocated to a Vintage Year Fund. Notwithstanding the foregoing, the Company is hereby authorized to pay all Company Expenses; provided, however, that Dell may instead pay any such Company Expenses on behalf of the Company from time to time in the sole discretion of the Managing Member, and in such case, the Company may, in the sole discretion of the Managing Member, reimburse Dell for Company Expenses incurred or paid by Dell on behalf of the Company. The Managing Member may use all or any portion of amounts otherwise available for distribution to the Company to pay (or, as applicable, to reimburse Dell for) any such Company Expenses.

3.3 CAPITAL ACCOUNTS. The Company shall establish and maintain a capital account (a “Capital Account”) for each Member in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Regulations and Appendix I.

3.4 VINTAGE YEAR FUNDS; UNITS.

(a) For each Fiscal Year commencing with Fiscal Year 2020, the Company may establish Vintage Year Funds to be the source of profit share incentive opportunities for Non-Managing Members. The Managing Member, in its sole discretion, shall determine the Non-Managing Members entitled to participate in each Vintage Year Fund, the amounts of their participation, and the other terms and conditions of each Vintage Year Fund. The Non-Managing Members’ participation and the terms and conditions of any particular Vintage Year Fund may be different from the participation in, and other terms and conditions of, any other Vintage Year Fund.

(b) In connection with the establishment of each Vintage Year Fund, the Managing Member may grant to Non-Managing Members identified by the Managing Member units of limited liability company interest (“Units”) with respect to such Vintage Year Fund, which grants shall be made by the Managing Member in its sole discretion pursuant to an Award

Agreement between the Company and/or the Managing Member, on the one hand, and the Non-Managing Member, on the other hand. Nothing in this Agreement shall entitle a Non-Managing Member to receive, or shall obligate the Company to award to a Non-Managing Member, any such Units. Members holding Units with respect to any Vintage Year Fund will have the opportunity to receive a portion of the applicable Annual Profit-Share Pool associated with such Vintage Year Fund, subject to the terms and conditions of this Agreement (and any other written agreement between the Company and/or the Managing Member, on the one hand, and such Non-Managing Member, on the other hand). The Managing Member, in its sole discretion, may cause Units to be designated by separate classes and/or series to allocate profit among Units, to distinguish between any particular Vintage Year Funds, to reflect each Member’s Units, to reflect the rights and preferences of such Units and for any other purposes as the Managing Member from time to time may determine (including to provide for vesting and forfeiture of Units); provided, however, that Units of separate classes and/or series shall be issued with respect of each Vintage Year Fund (for example, Series 2020 Units shall be issued with respect to a Vintage Year Fund holding Eligible Investments consummated during Fiscal Year 2020 and Series 2021 Units shall be issued with respect to a Vintage Year Fund holding Eligible Investments consummated during Fiscal Year 2021). The Company may issue an unlimited number of Units and fractional Units with respect to any Vintage Year Fund. The Managing Member is authorized to amend Schedule A and any other provision of this Agreement in connection with the creation or issuance of a new class or series of Units (including Units issued with respect to a new Vintage Year Fund), which amendments shall not require any approval by or consent of any Non-Managing Members.

(c) The Units are intended to constitute Profits Interests. To the extent that any Units with respect to any Vintage Year Fund are issued after the date on which such Vintage Year Fund has made an Eligible Investment (such Units, the “Additional Units”), the Managing Member shall make appropriate adjustments to the terms of this Agreement, any applicable Award Agreement or such Additional Units in order for such Additional Units to be treated as Profits Interests, including by establishing a Distribution Threshold with respect to such Additional Units. In addition, solely to the extent necessary to ensure that the Additional Units are and remain treated as Profits Interests, the Managing Manager is authorized and directed to adjust an Additional Unit’s Distribution Threshold in the event the Managing Manager determines, with the advice of the Company’s accountants or tax counsel, that such Additional Units had or would have a positive liquidation value (in excess of any purchase price paid therefor) if the Company were liquidated immediately after issuance of such Additional Unit, in which case the holder of such Additional Unit shall return to the Company any distributions (net of income taxes) received by such holder that exceed the amount to which such Additional Units would have been entitled had the revised Distribution Threshold applied at the time of issuance, provided that such authority and discretion is exercised in good faith. With respect to each Vintage Year Fund, the Managing Member may designate different classes and/or series of Additional Units, each with a different Distribution Threshold. The Company may issue an unlimited number of Additional Units and fractional Additional Units with respect to any Vintage Year Fund. Nothing in this Agreement shall entitle a Non-Managing Member to receive, or shall obligate the Company to award to a Non-Managing Member, any Additional Units.

(d) Each Non-Managing Member is issued the number of Units of such class or series as set forth on Schedule A (or as is otherwise reflected in the books and records of the Company pursuant to any separate Award Agreement between the Company or the Managing Member, on the one hand, and such Non-Managing Member, on the other hand).

3.5 DISTRIBUTION AMOUNTS. Unless otherwise determined by the Managing Member in its sole discretion or set forth in an Award Agreement, a Non-Managing Member’s allocable share of any Annual Profit-Share Pool (the “Distribution Amount”) for any Fiscal Year with respect to any Vintage Year Fund shall be determined by reference to the quotient, expressed as a percentage, equal to (x) the number of Units with respect to such Vintage Year Fund held by such Non-Managing Member divided by (y) the aggregate number of Units issued with respect to such Vintage Year Fund (regardless of whether any such Units have subsequently been redeemed, forfeited or otherwise repurchased by the Company); provided, however, that notwithstanding the foregoing, the Managing Member shall have the right to increase or decrease (but not to or below zero) a Non-Managing Member’s Distribution Amount from time to time in its sole discretion. The Annual Profit-Share Pool, if any, for each Vintage Year Fund, and the corresponding Distribution Amounts, for any Fiscal Year shall be determined within 60 days after the close of such Fiscal Year.

3.6 DISTRIBUTIONS OF DISTRIBUTION AMOUNTS. Distributions of any Distribution Amounts to Members shall be made pursuant to Section 4.1; provided, however, that no Distribution Amount shall be made to any Person who is a Former Service Provider Member at the time such Distribution Amount is distributed.

3.7 EXCEPTION INVESTMENTS. Promptly following the end of each Fiscal Quarter with respect to each Vintage Year Fund, the Managing Member shall identify any investments made by the Company during the Fiscal Quarter that are not Eligible Investments with respect to such Vintage Year Fund (the “Exception Investments”). Such determinations shall be made by the Managing Member in its sole discretion and shall be irrevocable. For the avoidance of doubt, any Exception Investments shall be excluded from the Vintage Year Fund for all purposes and neither the amount invested in, nor any returns from, any Exception Investments, or Operating Expenses associated therewith, shall be included in the calculation of Net Cash Returns of any Vintage Year Fund.

3.8 OTHER PROVISIONS.

(a) Administration. Subject to the provisions of this Agreement, the Managing Member, in the Managing Member’s sole discretion, shall have authority to interpret the terms of this Agreement and to resolve all controversies and disputes that may arise in connection with this Agreement.

(b) Clawback Policy. Any and all Distribution Amounts paid to any Non-Managing Member are subject to mandatory repayment by such Non-Managing Member to the Company (i) to the extent set forth in such Non-Managing Member’s Award Agreement or (ii) to the extent that such Non-Managing Member is or in the future becomes subject to any Dell clawback or recoupment policy, as it may be amended from time to time.

ARTICLE 4

DISTRIBUTIONS AND ALLOCATIONS

4.1 DISTRIBUTIONS GENERALLY.

(a) Each Distribution Amount shall be distributed promptly, but in any event no later than two and one-half months following the close of the Fiscal Year to which such Distribution Amount relates.

(b) Amounts to be distributed by the Company shall first be apportioned among the Vintage Year Funds in accordance with the terms of this Agreement. Any amounts apportioned to a Vintage Year Fund shall be distributed as follows:

(i) first, 100% to the Managing Member until cumulative distributions pursuant to this clause (i) shall equal the Vintage Year Fund Principal Amount; and

(ii) second, after the Managing Member has received cumulative distributions pursuant to clause (i) equal to the Vintage Year Fund Principal Amount, the amount of any distribution constituting Net Cash Returns shall be apportioned and distributed as follows:

(A) subject to Section 3.6, the remaining provisions of this Section 4.1 and Section 6.3, the amount of such Net Cash Returns equal to the Annual Profit-Share Pool shall be distributed among the Non-Managing Members holding Units with respect to such Vintage Year Fund in accordance with each such Non-Managing Member’s Distribution Amount; and

(B) the remaining Net Cash Returns shall be distributed to the Managing Member.

(c) Notwithstanding Section 4.1(b)(ii)(A), an amount equal to $250,000 for each Non-Managing Member shall be reserved in such Non-Managing Member’s Capital Account for each Vintage Year Fund with respect to which such Non-Managing Member holds Units prior to the initial distribution of any Distribution Amount in respect of such Vintage Year Fund to such Non-Managing Member (after application of Section 4.1(d)) and shall be retained by the Company indefinitely (but distributed in accordance with Section 4.5 no later than dissolution and winding up of the Company) (the “Capital Account Holdback Amount”). Accordingly, the amount of cash otherwise distributable as a Distribution Amount to any Non-Managing Member in respect of any Vintage Year Fund shall be reduced in order to enable the Company to maintain such Non-Managing Member’s Capital Account Holdback Amount.

(d) Notwithstanding Section 4.1(b)(ii)(A), the amount of Net Cash Returns otherwise distributable with respect to any Additional Unit shall be reduced by the Distribution Threshold of such Additional Unit (to the extent that such Distribution Threshold has not already been applied to reduce previous distributions with respect to such Additional Unit). Except as provided in the following sentence, amounts that would otherwise be distributable to a Non-Managing Member pursuant to Section 4.1(b)(ii)(A) but for the application of this Section 4.1(d) shall be treated as additional amounts distributable to the Managing Member pursuant to

Section 4.1(b)(ii)(B). Alternatively, the applicable Award Agreement may provide that the Units that do not constitute Additional Units with respect to a Vintage Year Fund shall share in any Annual Profit-Share Pool as described in Section 3.5 up to the Distribution Threshold for the lowest class or series of Additional Units with respect to such Vintage Year Fund, and thereafter Additional Units for such class or series shall be treated as Units for purposes of determining the Distribution Amounts distributable to a Non-Managing Member up to the Distribution Threshold for the next higher class or series of Additional Units, with an identical process to be followed thereafter for each additional class or series of Additional Units and its corresponding Distribution Threshold.

(e) For illustrative purposes only, Exhibit A sets forth examples of distributions to be made in accordance with this Section 4.1.

4.2 DISTRIBUTIONS FOR PAYMENT OF TAX.

(a) Anything contained in this Agreement to the contrary notwithstanding, if the Managing Member determines in its sole discretion that, after setting aside amounts for Company liabilities, the Company has cash available for distribution, the Company will, prior to making distributions under Section 4.1, distribute, with respect to each Fiscal Year of the Company, up to an amount of cash sufficient to enable each Member to discharge any federal, state and local tax liability, excluding penalties, arising as a result of such Member’s Interest in the Company. All tax distributions will be made to each Member assuming that the Member is subject to the highest marginal combined federal and state income tax rate for an individual taxpayer resident in New York, New York, taking into account the type of income allocated to such Member with respect to its right to receive distributions. Distributions made under this Section 4.2 with respect to a Fiscal Year shall be made among the Members, pro rata, in proportion to the amount of Net Profits (as defined in Appendix I) allocated to each Member with respect to such Fiscal Year. Such distributions shall be debited to such Member’s Capital Account, as provided in Appendix I, and shall be treated as an advance of distributions to be made under Section 4.1.

(b) The Company at all times shall be entitled to make payments with respect to any Member in amounts required to discharge any legal obligation of the Company to withhold or make payments to any governmental authority with respect to any federal, state or local tax liability of such Member arising as a result of such Member’s Interest in the Company. Each such payment will be debited to such Member’s Capital Account, as provided in Appendix I.

4.3 ALLOCATIONS. Items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members as set forth in Appendix I.

4.4 ACQUISITION OF INVESTMENTS BY MANAGING MEMBER. The Members hereby acknowledge that Eligible Investments may be acquired from time to time by the Managing Member. If the Managing Member acquires an Eligible Investment, such acquisition shall be considered a Liquidation Event, and the Managing Member shall, in its sole discretion, use commercially reasonable efforts to determine the fair market value of the shares of stock (or other equity interests) constituting such Eligible Investment, and, except as otherwise provided in this Section 4.4, such shares (or other equity interests) shall be distributed in accordance with the provisions of this Article 4 in the same manner in which cash in an amount equal to such fair market value would be distributed; provided, however, that in lieu of making any such distribution in kind to the Non-Managing Members, the Managing Member may purchase from the Company for cash the shares (or other equity interests) otherwise distributable to the Non-Managing Members at a purchase price per share (or other equity interest) equal to the fair market value of a share (or other equity interest) as determined by the Managing Member, and such purchase price shall be distributable to the Non-Managing Members in accordance with, and subject to the limitations set forth in, Section 4.1(b)(ii)(A) and the other provisions of this Article 4.

4.5 LIQUIDATION AND DISSOLUTION. If the Company is dissolved and wound up, the assets of the Company, subject to applicable provisions of the Act, shall be apportioned among the applicable Vintage Year Funds and distributed in the following priority:

(a) to pay (or make reasonable provision for) the claims of all creditors of the Company who are not Members;

(b) to pay (or make reasonable provision for) the claims of all Members in their capacities as creditors;

(c) to the Members in accordance with Sections 4.1 and 4.2; and

(d) the balance to the Members in proportion to the positive balances in their respective Capital Accounts.

ARTICLE 5

MANAGEMENT

5.1 MANAGEMENT. The Company shall be managed in all respects by the Managing Member, which shall have the full right, power and authority to manage, operate and control the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, deemed by the Managing Member to be necessary or appropriate to effectuate the purposes of the Company and the terms of this Agreement. The Managing Member shall have the right to act for and bind the Company to such actions. The Non-Managing Members shall have no right, power or authority with respect to the management, operation, control or disposition of the Company or the investments made by the Company.

5.2 DUTY OF CARE. The Managing Member shall exercise its judgment in carrying out its obligations under this Agreement. Neither the Managing Member nor any of its Affiliates, nor any members, officers, employees, subsidiaries or directors of the Managing Member or any of its Affiliates, shall incur any liability to the Company, any Member or any other Person for any loss suffered by the Company or such other Member or Person which arises out of any action or omission of the Managing Member, provided, however, that (a) the Managing Member shall have acted in good faith and in a manner the Managing Member reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the Managing Member’s conduct was unlawful, and (b) such course of conduct did not constitute gross negligence or willful misconduct of the Managing Member as finally determined by a court of competent jurisdiction. No officer, director, agent or employee of the Managing Member or any of its Affiliates (in their capacity as such) shall be liable for the negligence, whether of omission or commission, dishonesty or bad faith of any employee, consultant, broker or other agent of the Company selected and supervised by the Managing Member with reasonable care. The Managing Member and its Affiliates shall be fully protected and justified with respect to any action or omission taken or suffered by any of them in good faith if such action or omission is taken or suffered in reliance upon and in accordance with the opinion or advice as to matters of law of legal counsel, or as to matters of accounting, in accordance with the opinion or advice of accountants, selected by any of them with reasonable care. For the avoidance of doubt, the Managing Member shall not be liable for any decision, omission or the exercise of any rights by other investors in the investments made by the Company. In addition, the Managing Member shall be entitled to indemnification by the Company to the extent provided in Article 9. To the fullest extent permitted by applicable law, the Members hereby agree that, pursuant to the authority of Sections 18-1101(c)-(e) of the Act, the Members hereby eliminate any and all fiduciary duties of the Members (including the Managing Member) and the PTR in its capacity as such that otherwise would be owed to the Company and the other Members and hereby agree that such Persons shall have no fiduciary duty to the Company or any other Member; provided, however, that the foregoing shall not eliminate (nor shall it be interpreted or construed to eliminate) the implied contractual covenant of good faith and fair dealing.

ARTICLE 6

TRANSFER OF INTERESTS; SEPARATION FROM SERVICE

6.1 TRANSFERS.

(a) No Non-Managing Member may Transfer all or any portion of or any interest or rights in such Non-Managing Member’s Interest unless all of the following conditions (the “Conditions of Transfer”) are satisfied:

(i) the Transfer shall not require registration of Interests under any federal or state securities laws, and shall not result in the Company being subject to the Investment Company Act of 1940, as amended;

(ii) the Transfer shall not result in the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code;

(iii) the transferee shall deliver to the Company the transferee’s taxpayer identification number or social security number, the transferee’s initial tax basis in the Interest, and a written instrument pursuant to which the transferee shall agree to be bound by the terms of this Agreement; and

(iv) the Transfer shall not violate any restrictions regarding Transfers pursuant to the agreements governing the investments of the Company.

(b) If the Conditions of Transfer are satisfied, a Member may Transfer all or any portion of such Non-Managing Member’s Interest with the prior written consent of the Managing Member, which may be withheld in the sole discretion of the Managing Member.

(c) Each Member hereby acknowledges the reasonableness of the prohibitions contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of an Interest in violation of the prohibition contained in this Section 6.1 shall be invalid, null and void, and of no force or effect. Any Person to whom an Interest is attempted to be the subject of such a prohibited Transfer shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, or have any other rights in or with respect to such Interest.

6.2 SEPARATION FROM SERVICE. Upon becoming a Former Service Provider Member, a Non-Managing Member shall forfeit (a) all of such Non-Managing Member’s Capital Account, other than any Capital Account Holdback Amount retained for distribution in accordance with Section 4.5, and (b) all Units and any amount otherwise payable to a Non-Managing Member under this Agreement but not yet paid at the time such Non-Managing Member becomes a Former Service Provider Member, including, but not limited to, (i) amounts attributable to non-distributable profits (e.g., profits of Vintage Year Funds with respect to which a Net Cash Return has not been attained), and (ii) amounts yet to be distributed to such Non-Managing Member from any Net Cash Returns. Such forfeited amounts shall be reallocated to the Managing Member or as otherwise determined by the Managing Member in its sole discretion.

6.3 REPURCHASE RIGHT. Unless otherwise determined by the Managing Member in its sole discretion, the Managing Member shall repurchase, within 180 days following the Separation Date of a Non-Managing Member who becomes a Former Service Provider Member, any Capital Account Holdback Amount (including, for the avoidance of doubt, any corresponding rights to receive any distributions from the Company) of such Former Service Provider Member (the “Repurchase Right”). The purchase price under the Repurchase Right shall be paid to a Former Service Provider Member in no more than three equal annual installment payments, unless otherwise mutually agreed by the Managing Member and such Former Service Provider Member. Any Former Service Provider Member whose Capital Account Holdback Amount has been repurchased in accordance with this Section 6.3 shall continue to be subject to any obligations that have accrued with respect to such Capital Account Holdback Amount up to the time of such repurchase.

6.4 FORMER SERVICE PROVIDER MEMBER PARTICIPATION. Any Former Service Provider Member shall be bound by the terms of this Agreement and by all action taken by the Managing Member. No Former Service Provider Member (with respect to his or her Interest as a Member), trust for the benefit of a Former Service Provider Member or any family member of a Former Service Provider Member, or estate of a deceased Non-Managing Member shall participate in any consent or vote of the Members for any purpose hereunder.

6.5 FORMER SERVICE PROVIDER MEMBER WITHDRAWAL. If, as of the date a Non-Managing Member becomes a Former Service Provider Member, such Non-Managing Member has a Capital Account balance of zero, then upon notice by the Managing Member such Former Service Provider Member shall be deemed to have withdrawn from the Company and forfeited such Former Service Provide Member’s entire Interest.

6.6 RESTRUCTURINGS. Without the Members’ consent, the Company may recapitalize or restructure the Company, the Managing Member, and/or the investments of the Company or the Managing Member in any manner it deems appropriate, including, without limitation, to address any change in regulatory or tax legislation or interpretation thereof.

ARTICLE 7

DISSOLUTION

7.1 EVENTS OF DISSOLUTION. The Company shall be dissolved and shall commence the winding up of its affairs upon the occurrence of any of the following events: (a) at the time specified by the Managing Member; (b) at the time of the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (c) at the time the Company has had no Members for a period of 90 consecutive days.

7.2 PROCEDURE FOR WINDING UP AND DISSOLUTION. If the Company is dissolved, the Managing Member shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed in accordance with Section 4.5.

7.3 FILING OF CERTIFICATE OF CANCELLATION. If the Company is dissolved, the Managing Member shall promptly file a Certificate of Cancellation with the Secretary of State of the State of Delaware.

ARTICLE 8

BOOKS, RECORDS, ACCOUNTING AND TAX ELECTIONS

8.1 BANK ACCOUNTS. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name. The Managing Member shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2 BOOKS AND RECORDS. The Managing Member shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, copies of the Certificate and this Agreement and all amendments to the Certificate and this Agreement; a current list of the names and last known business, residence or mailing addresses of all Members; and the Company’s federal, state and local tax returns. Subject to Section 8.4, except as may be permitted by the Managing Member in its sole discretion, no Member shall have the right to inspect the books and records of the Company or Schedule A.

8.3 ANNUAL ACCOUNTING PERIOD. The annual accounting period of the Company is the 52- or 53-week period ending on the Friday nearest January 31. The Company’s taxable year shall be selected by the Managing Member, subject to the requirements and limitations of the Code.

8.4 REPORTS. After the end of each Fiscal Year, the Managing Member shall provide each Member with the following: an annual statement setting forth the following information with respect to such Member and the Members in the aggregate, as applicable: (i) Capital Account balance; (ii) Net Cash Returns received by the Company; (iii) Net Cash Returns distributed. After the end of each taxable year of the Company, the Company shall cause to be sent to each Person who was a Member or former Member receiving or entitled to receive any allocations of Company income, gain, loss, deduction or credit with respect to such taxable year, the tax information concerning the Company which is necessary to prepare such Person’s income tax returns for such taxable year.

8.5 PARTNERSHIP AUDIT RULES.

(a) The Company’s “Partnership Representative” within the meaning of Section 6223(a) of the Code (the “PTR”) shall be the individual designated as such by the Managing Member, who shall act at the direction of the Managing Member. Each Member hereby consents to such designation and agrees that, upon the request of the PTR, it shall execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The individual designated shall execute a separate agreement at the request of the Managing Member pursuant to which such individual agrees to be bound by and to comply with the provisions of this Section 8.5.

(b) The PTR shall use its commercially reasonable efforts to apply the rules and elections under Sections 6221-6241 of the Code (the “Partnership Audit Provisions”) in a manner that minimizes the likelihood that any Member would bear any material tax as a result of any audit or proceeding that is attributable to another Member (other than a predecessor in interest to the original Member). For such purposes, the PTR is authorized to (i) take any action required to cause the financial burden of any “imputed underpayment” (as determined under Section 6225 of the Code) (an “Imputed Underpayment”) and associated interest, adjustments to tax and penalties arising from a partnership-level adjustment that are imposed on the Company to be borne by the Members and former Members to whom such Imputed Underpayment relates as determined by the PTR after consulting with the Company’s accountants or other advisers, taking into account any differences in the amount of taxes attributable to each Member because of such Member’s status, nationality or other characteristics; and (ii) make the election described in Section 6226 of the Code, to take any and all actions necessary or appropriate in order to effect such election, and to take such other actions and make such other elections as are reasonably necessary or appropriate in order that the allocation among the Members (including Persons who are former Members) of responsibility for taxes (including interest and penalties, if any, with respect to such taxes) imposed with respect to the income of the Company and the cost of contesting the Company adjustments is, to the greatest extent reasonably feasible, consistent with what it would have been if the Company had been eligible to elect, and had elected, out of the Partnership Audit Provisions. If the PTR makes an election under Section 6226 of the Code with respect to any audit adjustment of any item of the Company’s income, gain, loss, deduction or credit (or adjustment of the allocation of any such items among the Members), each Member shall comply with the requirements set forth in Section 6226 of the Code (and any applicable guidance issued by the Internal Revenue Service or the U.S. Treasury Department) with respect to such election.

(c) The PTR shall have the sole discretion to determine all matters and shall be authorized to take any actions necessary or appropriate with respect to any audit, examination or investigation (including any judicial or administrative proceeding) of the Company by any taxing authority (including, without limitation, the allocation of any resulting taxes, penalties and interest among the Members and whether to make an election under Section 6226 of the Code with respect to any audit or other examination of the Company). With respect to any audit, examination or investigation (including any judicial or administrative proceeding) of the Company by any taxing authority, each Member shall timely provide such information as the PTR may reasonably request to reduce the amount of any resulting tax required to be paid by the Company. Each Member shall file all tax returns with respect to such Member’s distributive share of any item of the Company’s income, gain, loss, deduction or credit in a manner consistent with the Company’s tax treatment of such item, and no Member, without the consent of the PTR, shall (i) file a request for administrative adjustment of Company items, (ii) file a petition with respect to any Company item or other tax matters involving the Company, or (iii) enter into a settlement agreement with any taxing authority with respect to any Company items.

(d) The Members acknowledge and agree that, in light of the enactment of the Partnership Audit Provisions, amendments may be necessary or appropriate to this Agreement in order to (i) address the Partnership Audit Provisions and any Regulations and other administrative pronouncements of the Internal Revenue Service interpreting and applying the Partnership Audit Provisions and (ii) ensure that, in the event of a tax audit of the Company, the Persons who are Members during the Company’s tax year being audited (which may include former Members) bear the economic burden and benefit of any adjustments to the Company’s income, gain, loss, deduction or credit for such tax year being audited and the cost of contesting the Company adjustments (including, for example, amendments adding obligations for the Members and former Members to provide tax information to the Company in order to comply with the Partnership Audit Provisions and making changes to the distribution, contribution and indemnification sections of this Agreement), and the Managing Member shall have the authority to effect any such amendments it deems, in its sole discretion, to be necessary or appropriate.

(e) The PTR shall receive no compensation for its services. All third-party costs and expenses incurred by the PTR in performing its duties in such capacity (including legal and accounting fees and expenses) shall be Operating Expenses. Nothing herein shall be construed to restrict the Company from engaging an accounting firm, law firm or other adviser to assist the PTR in discharging its duties hereunder.

(f) The provisions contained in this Section 8.5 shall survive the termination of the Company and the withdrawal of a Member.

ARTICLE 9

INDEMNIFICATION

9.1 INDEMNIFICATION.

(a) The Company shall indemnify (i) the Members, the PTR in its capacity as such, and the Managing Member to the fullest extent permitted or authorized by the Act now or hereafter in force, including, without limitation, for the advancement of expenses to the fullest extent permitted by law, and (ii) other employees and agents of the Company to such extent as shall be authorized by the Managing Member and is permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Managing Member may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Agreement or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

(b) Notwithstanding the foregoing, the provisions of this Section 9.1 shall be enforced to the maximum extent permitted by law and no Member or other Person shall be indemnified from any liability for fraud, intentional misconduct, gross negligence or a knowing violation of the law; provided, however, that the PTR shall be indemnified under this Section 9.1 for conduct in its capacity as the PTR so long as the PTR acted in good faith. The Company may, but shall not be obligated to, maintain insurance, at its expense, for its benefit in respect of such indemnification and that of any such Person whether or not the Company would otherwise have the power to indemnify such Person. Indemnification pursuant to this Section 9.1 shall be payable solely from the assets of the Company, and neither the Members nor the Managing Member shall have any personal liability therefor.

(c) To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted from time to time, no Member shall be personally liable to the Company, the Managing Member or any Members for money damages. No amendment of the Certificate or this Agreement, or amendment or repeal of any of their respective provisions, shall limit or eliminate the limitation on liability provided to the Members or the Managing Member hereunder with respect to any act or omission occurring prior to such amendment or repeal.

9.2 NON-EXCLUSIVE REMEDIES. Nothing contained in this Article 9 shall limit or preclude the exercise, or be deemed exclusive, of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any individual who is or was a Member or is or was serving at the Company’s request as a director, officer, partner, manager, trustee, employee or agent of a company, partnership, association, limited liability company, corporation, joint venture, trust, employee benefit plan or other enterprise, in each case, whether foreign or domestic and whether or not for-profit. Nothing contained in this Article 9 shall limit the ability of the Company to otherwise indemnify or advance expenses to any Person. It is the intent of this Article 9 to provide indemnification to Members and the Managing Member to the fullest extent now or hereafter permitted by the law consistent with the terms and conditions of this Article 9. Indemnification shall be provided in accordance with this Article 9 irrespective of the nature of the legal or equitable theory upon which a claim is made including, without limitation, negligence, breach of duty, mismanagement, waste, breach of warranty, strict liability, violation of federal or state securities law, or violation of any state or federal law.

ARTICLE 10

GENERAL

10.1 ENTIRE AGREEMENT; AMENDMENTS.

(a) This Agreement (including the Schedules, Exhibits and Appendices hereto), together with the Certificate and all other written agreements executed on or after the date of this Agreement by or on behalf of the Company for or with any one or more of the Non-Managing Members with respect to the issuance of Units (each such other written agreement, an “Award Agreement”), contain the entire agreement among the Members, in such capacity, relative to the formation, operation and continuation of the Company. This Agreement supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty relating to the subject matter hereof. The Company or the Managing Member may enter into Award Agreements, and such Award Agreements may have the effect of establishing rights under, or altering or supplementing the terms of, this Agreement, including, without limitation, with respect to vesting, call rights, put rights, fees, expenses and Transfers of Interests, and the parties hereto agree that any right established, or any term of this Agreement altered or supplemented, in one or more Award Agreements will not apply to the Members generally but will instead apply only to the Member or Members party to such Award Agreement or Award Agreements (but not to the assignees or transferees of such Member or Members unless so specified in such Award Agreement or Award Agreements). If there is a conflict between the terms of this Agreement and an Award Agreement, the terms of the Award Agreement shall supersede such conflicting terms of this Agreement, notwithstanding any other provision of this Agreement; provided, however, that any Award Agreement that has a material adverse effect on a Member shall not be effective with respect to such Member unless such Member is a party to such Award Agreement.

(b) The Managing Member at any time may amend or terminate this Agreement in its sole discretion. Status as a Member shall not confer upon any Person the right to continue to serve as an officer or employee of Dell, or to participate in the management of any of the portfolio companies of the Company in any role.

(c) At the discretion of the Managing Member and upon the advice of counsel to the Company, this Agreement or the Certificate may be amended from time to time to make such amendments which, in the judgement of legal counsel, are necessary or appropriate to ensure (i) the classification of the Company as a partnership for federal income tax purposes and (ii) the limited liability of the Members (in their capacity as such); provided, however, that any such amendments (A) shall be in writing and (B) shall be delivered to each Member and to each permitted assignee of a Member who has not been admitted as a Member.

10.2 WAIVER OF DEFAULT. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

10.3 NO THIRD-PARTY RIGHTS. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.

10.4 SEVERABILITY. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

10.5 BINDING AGREEMENT. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, executors, successors and permitted assigns.

10.6 HEADINGS. The headings of the Sections of this Agreement are for convenience only and do not define, limit or describe the scope of this Agreement or the intent of any of the terms or provisions hereof.

10.7 ELECTRONIC SIGNATURE; COUNTERPARTS.

(a) This Agreement may be executed via manual or electronic signatures. The parties agree that the electronic signatures, whether digital or encrypted, of any of the parties, any officer of the Managing Member, and/or any partner, member, manager, director, officer, authorized signatory or Affiliate of any of the parties hereto intended to authenticate this Agreement, any amendment to this Agreement, and/or any applicable document relating to or arising out of the Member’s subscription for an Interest in the Company, will have the same force and effect as manual signatures. For purposes of this Agreement, electronic signature means any electronic symbol or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

(b) This Agreement may be delivered by one or more parties by any electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, including, without limitation, email, facsimile, or other similar device, and such delivery shall be considered valid, binding and effective for all purposes.

(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.8 GOVERNING LAW AND VENUE. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be exclusively governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. In connection with any legal action or proceeding brought with respect to this Agreement or any of the obligations under or relating to this Agreement, each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or, in the event (but only in the event) that the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America sitting in the State of Delaware. Without limiting the generality of the foregoing, each party hereto irrevocably and unconditionally agrees that service of any process, summons, notice or document by recognized courier service to the respective addresses referred to in Section 10.11 shall be effective service of process for any legal action or proceeding brought against such party in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any legal action or proceeding brought with respect to this Agreement or any of the obligations under or relating to this Agreement in the Court of Chancery in the State of Delaware (or only if the Court of Chancery in the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court of the United States of America sitting in the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such legal action or proceeding brought in any such court has been brought in an inconvenient forum.

10.9 USAGE. Any word or term used in this Agreement in any form shall be masculine, feminine, neuter, singular or plural, as proper reading requires.

10.10 ASSURANCES. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Members deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the Property of the Company.

10.11 NOTIFICATIONS. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and (a) for notices to a Member, shall be sent to the address set forth on Schedule A and (b) for notices to the Company, shall be sent to the principal office address set forth in Section 2.5. Any notice hereunder shall be deemed effectively given and received (i) upon personal delivery, when sent by facsimile or similar electronic means, (ii) three Business Days after mailing by registered or certified mail or (iii) one Business Day after sending by overnight courier. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices shall be directed to those substitute addresses or addressees. Each Member agrees to notify the Company in writing of any change to the Member’s primary contact address. The Company’s sole obligation with respect to the payment of distributions to the Members shall be to remit payment by check delivered to the Member’s attention at the contact address that the Member has most recently provided to the Company.

10.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE UNITS.

10.13 POWER OF ATTORNEY.

(a) Each Non-Managing Member, by its execution hereof, hereby irrevocably makes, constitutes and appoints the Managing Member as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, but subject to the terms and restrictions of this Agreement, to make, execute, sign, acknowledge, swear to, record and file (i) any amendment to this Agreement which has been adopted as herein provided; (ii) all certificates and other instruments that the Managing Member deems advisable to comply with the provisions of this Agreement and applicable law; (iii) all instruments that the Managing Member deems advisable to reflect a change or modification of this Agreement or the Company in accordance with this Agreement; (iv) all conveyances and other instruments or papers that the Managing Member deems advisable to effect the dissolution and termination of the Company pursuant to the provisions of this Agreement; (v) all other instruments or papers not inconsistent with the terms of this Agreement which may be required by law to be filed on behalf of the Company; and (vi) all documents and instruments required to qualify or continue the qualification of the Company as a valid and subsisting limited liability company in or otherwise comply with the laws of any jurisdiction in which the Company may from time to time conduct its business or own or lease Property.

(b) With respect to each Non-Managing Member, the foregoing power of attorney:

(i) is coupled with such Member’s Interest and shall be irrevocable;

(ii) may be exercised by the Managing Member either by signing separately as attorney-in-fact for such Member or, after listing all of the Members executing an instrument, by a single signature of the Managing Member acting as attorney-in-fact for all of them;

(iii) shall survive the assignment or transfer by such Member of the whole or any fraction of such Member’s Interest; and

(iv) may not be used by the Managing Member in any manner that is inconsistent with the terms of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the initial Members have caused this Agreement to be duly executed as of the date first written above.

MANAGING MEMBER

Dell Inc.

By:	/s/ Robert L. Potts
Name:	Robert L. Potts
Title:	Assistant Secretary

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

DELL TECHNOLOGIES CAPITAL, LLC

SIGNATURE PAGE

LIMITED LIABILITY COMPANY AGREEMENT

The undersigned Member hereby executes the Limited Liability Company Agreement of the Company and hereby authorizes this signature page to be attached to a counterpart of such document.

NAME:

Signature

Date

SCHEDULE A

MEMBERS

(As of January 27, 2020)

Name, Permanent Physical Address, Mailing Address (if different) and Tax ID or SSN of Member	Units
Dell Inc. (Managing Member) One Dell Way Round Rock, TX 78682 EIN:
Scott Darling 415 Northshore Rd Lake Oswego, OR 97034	Number of Units	Vintage Year Fund	Class or Series	Distribution Threshold
	200	Fiscal 2020	N/A	To be determined

Raman Khanna 208 Echo Lane Portola Valley, CA 94028	Number of Units	Vintage Year Fund	Class or Series	Distribution Threshold
	200	Fiscal 2020	N/A	To be determined

Deepak Jeevankumar 721 Fourteenth Ave Menlo Park, CA 94025	Number of Units	Vintage Year Fund	Class or Series	Distribution Threshold
	200	Fiscal 2020	N/A	To be determined

Gregg Adkin 43 Kingsbury Drive Holliston, MA 01746	Number of Units	Vintage Year Fund	Class or Series	Distribution Threshold
	200	Fiscal 2020	N/A	To be determined

Daniel Docter 1625 Dewey Street Santa Monica, CA 90405	Number of Units	Vintage Year Fund	Class or Series	Distribution Threshold
	200	Fiscal 2020	N/A	To be determined

Schedule A

Name, Permanent Physical Address, Mailing Address (if different) and Tax ID or SSN of Member	Units
Dell Inc. (Managing Member) One Dell Way Round Rock, TX 78682 EIN:
Tyler Jewell 4146 Lakeview Blvd Lake Oswego, OR 97035	Number of Units	Vintage Year Fund	Class or Series	Distribution Threshold
	80	Fiscal 2020	N/A	To be determined

Frank Wang 352 Brighton Ave, Apt 313San Francisco, CA 94112	Number of Units	Vintage Year Fund	Class or Series	Distribution Threshold
	15	Fiscal 2020	N/A	To be determined

Schedule A

EXHIBIT A

ILLUSTRATIVE EXAMPLES OF DISTRIBUTIONS

1.	2020 Vintage Year Fund; Calculating Annual Profit-Share Pool

The aggregate Eligible Investments made in Fiscal Year 2020 are $100,000,000, and the Operating Expenses attributable thereto are $0. The 2020 Vintage Year Fund Principal Amount is therefore $100,000,000. The Annual Profit-Share Pool Percentage for Fiscal 2020 was established at 20%.

The 2020 Vintage Year Fund generates no returns in Fiscal Year 2020 or 2021. In Fiscal Year 2022, Eligible Investments from the 2020 Vintage Year Fund generate $110,000,000 in gross returns, of which $100,000,000 of principal is distributed to Dell and $10,000,000 is recognized as Net Cash Returns. The Annual Profit-Share Pool from the 2020 Vintage Year Fund in 2022 is, therefore, funded at $2,000,000 (20% x $10,000,000).

In Fiscal Year 2023, Eligible Investments from the 2020 Vintage Year Fund yield an additional $10,000,000 in Net Cash Returns. The Annual Profit-Share Pool from the 2020 Vintage Year Fund in Fiscal Year 2023 is, therefore, $2,000,000 (20% x $10,000,000).

2.	2021 Vintage Year Fund; Calculating Annual Profit-Share Pool

The aggregate Eligible Investments made in Fiscal Year 2021 are $50,000,000, and the Operating Expenses attributable thereto are $10,000,000. The 2021 Vintage Year Fund Principal Amount is therefore $60,000,000 ($50,000,000 + $10,000,000). The Annual Profit-Share Pool Percentage for Fiscal 2021 was established at 20%.

The 2021 Vintage Year Fund generates no returns in Fiscal Year 2021, 2022, 2023 or 2024. In Fiscal Year 2025, Eligible Investments from the 2021 Vintage Year Fund generate $70,000,000 in gross returns, of which $60,000,000 of principal is distributed to Dell and $10,000,000 ($60,000,000 - $50,000,000) is recognized as Net Cash Returns. The Annual Profit-Share Pool from the 2021 Vintage Year Fund in 2025 is, therefore, funded at $2,000,000 (20% x $10,000,000).

3.	Distribution Threshold with Respect to Additional Units

At the commencement of Fiscal Year 2020, the Managing Member grants 1,000 Units with respect to the 2020 Vintage Year Fund to Non-Managing Members. The 2020 Vintage Year Fund makes Eligible Investments with a Vintage Year Fund Principal Amount of $100,000,000, and the Base Amount equals $100,000,000. Approximately four months after the Managing Member grants 1,000 Units, the Managing Member grants 100 Additional Units. At the time the 100 Additional Units are granted, the fair market value of all Eligible Investments equals $115,000,000. The 100 Additional Units do not participate in distributions of Net Cash Returns until $115,000,000, which amount constitutes the applicable Distribution Threshold, has been distributed to Dell and the applicable Non-Managing Members.

Exhibit A-2

4.	Distribution Threshold with Respect to Series of a Vintage Year Fund

At the commencement of Fiscal Year 2020, the Managing Member grants 1,000 Series 2020 Units with respect to the 2020 Vintage Year Fund to each of two Non-Managing Members, referred to as Employee 1 and Employee 2. The 2020 Vintage Year Fund makes Eligible Investments with a Vintage Year Fund Principal Amount of $100,000,000 and the Base Amount equals $100,000,000 (i.e., no Operating Expenses have been allocated to the Vintage Year Fund Principal Amount). The Annual Profit-Share Pool Percentage for the 2020 Vintage Year Fund was established at 20%.

In Fiscal Year 2021, the Managing Member grants 1,000 Additional Units (i.e., Series A Additional Units) with respect to the 2020 Vintage Year Fund to Employee 3; at this time the fair market value of all Eligible Investments equals $115,000,000 and no Operating Expenses have been allocated to the Vintage Year Fund Principal Amount. The Distribution Threshold for the Series A Additional Units is thus $115,000,000.

In Fiscal Year 2022, the Managing Member grants 1,000 Additional Units (i.e., Series B Additional Units) with respect to the 2020 Vintage Year Fund to Employee 4; at this time the fair market value of all Eligible Investments equals $135,000,000, and no Operating Expenses have been allocated to the Vintage Year Fund Principal Amount. The Distribution Threshold for the Series B Additional Units is thus $135,000,000.

In Fiscal Year 2024, Eligible Investments from the 2020 Vintage Year Fund yield $150,000,000 in gross returns, of which $100,000,000 of principal is distributed to Dell and of which $50,000,000 is recognized as Net Cash Returns. Twenty percent (20%) of the first $15,000,000 of Net Cash Returns ($115,000,000 - $100,000,000), or $3,000,000, is shared equally between Employee 1 and Employee 2 ($1,500,000 each). Twenty percent (20%) of the next $20,000,000 of Net Cash Returns ($135,000,000 - $115,000,000), or $4,000,000, is shared equally among Employee 1, Employee 2 and Employee 3 (approximately $1,333,333 each). Twenty percent (20%) of the next $15,000,000 of Net Cash Returns ($150,000,000 - $135,000,000), or $3,000,000, is shared equally among Employee 1, Employee 2, Employee 3 and Employee 4 ($750,000 each).

Based on the foregoing distributions, Employee 1 and Employee 2 will each receive $3,583,333 ($1,500,000 + $1,333,333 + $750,000). Employee 3 will receive $2,083,333 ($1,333,333 + $750,000). Employee 4 will receive $750,000.

Exhibit A-2

APPENDIX I

CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX ELECTIONS

I.	Capital Accounts

A Capital Account will be established and maintained for each Member in accordance with this Appendix I and the Code and Regulations thereunder, including Regulations Sections 1.704-1(b) and 1.704-2. The Managing Member may in its sole discretion increase or decrease the Capital Accounts of the Members to reflect a revaluation of Property on the Company’s books and records, but only in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(e) and (f), but including, for the avoidance of doubt, in connection with the grant of Units. Following any such revaluation pursuant to Regulations Section 1.704-1(b)(2)(iv)(f), the Members’ Capital Accounts will be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss computed for book purposes with respect to such Property. The transferee of an Interest in the Company shall succeed to the Capital Account of the transferor.

II.	Allocations

Net Profits and Net Losses will be determined and allocated with respect to each Fiscal Year of the Company as of the end of such Fiscal Year and at such times as the Company Property is revalued in accordance with Part I of this Appendix I. Subject to the other provisions of this Appendix I, an allocation to a Member of a share of Net Profits or Net Losses will be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.

(1)

Subject to Section 2 of this Part II of this Appendix I, Net Profits or Net Losses (or individual items of any of the foregoing) will be allocated to the Members such that the balances of the Capital Account of each Member after such allocation will be equal to an amount (which may be either a positive or negative balance) equal to the difference between (i) the hypothetical distribution (if any) such Member would receive if all assets, including cash, were sold for cash equal to their Carrying Value (taking into account any adjustments to Carrying Value for such period), all liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability of the Company, to the Carrying Value of the assets securing such liability), and the net proceeds to the Company of such sale (after satisfaction of such liabilities) were distributed in full pursuant to Section 4.1 of the Agreement on the last day of such period, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, determined as provided in Section 2 of this Part II of this Appendix I immediately prior to such deemed sale.

(2)	Notwithstanding Section 1 of this Part II of this Appendix I:

Appendix I - 1

(a)

If there is a net decrease in Company Minimum Gain or Member Minimum Gain during any Fiscal Year, the Members will be allocated items of income and gain for such year (and, if necessary, for subsequent years) in accordance with Regulations Section 1.704-2(f) or Section 1.704-2(i)(4), as applicable.

(b)

Any Member Nonrecourse Deductions for any Fiscal Year will be specially allocated to the Member(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(c)	Items of LLC income and gain will be allocated to the Members in accordance with the “qualified income offset” requirements of Regulations Section 1.704-1(b)(2)(ii)(d).

(d)

To the extent any allocation of losses would cause or increase an Adjusted Capital Account Deficit as to any Member, such allocation of losses will be reallocated among the other Members in proportion to their respective Units held, but in a manner that will not produce an Adjusted Capital Account Deficit as to any other Member.

(e)	Nonrecourse Deductions shall be allocated to the Members pro rata in accordance with their respective Capital Contributions.

(f)

The allocations set forth in (a) through (d) above (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 1 of this Part II of this Appendix I, the Regulatory Allocations will be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member will be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(3)	Definitions.

(g)

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(1)

decrease such deficit by any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore to the Company pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

Appendix I - 2

(2)	increase such deficit by such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(h)	“Carrying Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(1)	The initial Carrying Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset.

(2)

The Carrying Values of all assets shall be adjusted to equal their respective gross fair market values, as of the times such adjustments are permitted or required in Regulations Section 1.704-1(b)(2)(iv)(e), (f) and (m), provided that any such adjustments that are permitted, but not required, will be made to the extent the Managing Member determines it is appropriate that such adjustment be made.

(3)

If the Carrying Value of an asset has been determined or adjusted pursuant to subparagraphs (1) or (2), such Carrying Value shall thereafter be adjusted by the allocations of depreciation, depletion and amortization required pursuant to Regulations Section 1.704- 1(b)(2)(iv)(g)(3).

(i)	“Company Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2) for the term “partnership minimum gain.”

(j)	“Member Minimum Gain” means gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

(k)	“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the term “partner nonrecourse debt.”

(l)	“Member Nonrecourse Deduction” has the meaning set forth in Regulations Section 1.704-2(i)(2) for the term “partner nonrecourse deduction.”

(m)

“Net Profits” or “Net Losses” means, for each Fiscal Year or other period, the net income or net loss of the Company, determined by the method of accounting for the Company as selected by the Managing Member for federal income tax purposes, including, but not limited to, each item of income, gain, loss and deduction, provided, however, that Net Profits and Net Losses shall be calculated (i) by taking into account income and expenditures which are exempt or excluded for federal income

Appendix I - 3

tax purposes, (ii) to the extent adjustments to Carrying Value are required pursuant to Regulations Section 1.704-1(b)(2)(iv)(e), (f) or (m); and (iii) by using Carrying Value in lieu of tax basis in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

(n)	“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1).

(4)

Except as otherwise provided in this Appendix I, each item of LLC income, gain, loss and deduction will be allocated for income tax purposes among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Appendix I. Notwithstanding the preceding sentence, income, gain, loss and deduction with respect to Property contributed to the Company by a Member, or with respect to differences interests between the tax basis and the Carrying Value with respect to a new Member or a Member that increases its Interests in the Company, will be allocated among the Members, pursuant to Regulations promulgated under Section 704(c) of the Code, so as to take account of the variation, if any, between the adjusted basis of such Property to the Company and its Carrying Value. The Company will account for such variation under any method approved under Section 704(c) of the Code and the applicable Regulations as chosen by the Managing Member.

III.	Tax Elections

The Managing Member shall have the exclusive right to make any determination whether the Company shall make available elections (including any election pursuant to Section 754 of the Code relating to certain adjustments to the basis of the Company’s Property) for federal, state or local income tax purposes. Any determination made pursuant to this Part III of this Appendix I by the Managing Member shall be conclusive and binding on all Members. The Managing Member shall be absolved from all liability for any and all consequences to any previously admitted or subsequently admitted Members resulting from its making or failing to make any such election.

In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Member, the Company, acting through the Managing Member, may require, as a condition to furnishing such information or filling such return or report, such Member to pay to the Company any incremental expenses incurred in connection therewith.

Appendix I - 4